Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Christopher M. Farage - Vice President, Communications & External Affairs	216-896-2750
cfarage@parker.com
Financial Analysts -
	Pamela Huggins, Vice President - Treasurer	216-896-2240
phuggins@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2013 First Quarter Sales, Net Income and Earnings per Share

•	Company revises fiscal 2013 earnings outlook

CLEVELAND, October 19, 2012 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2013 first quarter ended September 30, 2012. Fiscal 2013 first quarter sales were $3.21 billion compared with $3.23 billion in the prior year quarter. Net income was $239.9 million compared with $298.2 million in the first quarter of fiscal 2012. Fiscal 2013 first quarter earnings per diluted share were $1.57 compared with $1.91 in the prior year quarter.

“We delivered a solid level of earnings this quarter, in spite of ongoing weakness in international markets and softness in North America,” said Chairman, CEO and President, Don Washkewicz.

Segment Results
In the Industrial North America segment, first quarter sales increased 5.1 percent to $1.27 billion, and operating income was $227.2 million compared with $223.2 million in the same period a year ago.

In the Industrial International segment, first quarter sales decreased 8.7 percent to $1.18 billion, and operating income was $151.8 million compared with $208.2 million in the same period a year ago.

In the Aerospace segment, first quarter sales increased 8.8 percent to $541.1 million, and operating income was $61.9 million compared with $68.6 million in the same period a year ago.

In the Climate and Industrial Controls segment, first quarter sales decreased 4.8 percent to $230.9 million, and operating income was $21.7 million compared with $19.8 million in the same period a year ago.

Orders
Parker reported a decrease of 6 percent in orders for the quarter ending September 30, 2012, compared with the same quarter a year ago. The company reported the following orders by operating segment:

•	Orders declined 11 percent in the Industrial North America segment compared with the same quarter a year ago.

•	Orders declined 8 percent in the Industrial International segment compared with the same quarter a year ago.

•	Orders increased 5 percent in the Aerospace segment on a rolling 12-month average basis.

•	Orders increased 2 percent in the Climate and Industrial Controls segment compared with the same quarter a year ago.

Outlook
For the fiscal year ending June 30, 2013, the company has revised guidance for earnings from continuing operations to the range of $6.15 to $6.75 per diluted share. Previous guidance for earnings from continuing operations was $7.10 to $7.90 per diluted share. Fiscal 2013 guidance includes an expected year-over-year increase in domestic qualified pension expense of approximately $0.35 per diluted share due to accounting regulations which require the use of a lower discount rate based on current market conditions.

Washkewicz added, “The economic picture remains uncertain going into the first half of calendar 2013. We will continue to manage our costs and maintain a strong balance sheet. We have revised our estimated range for diluted earnings per share to align with changes in global economic conditions. So far this year, we have strengthened our portfolio by completing five acquisitions and one divestiture. The acquisitions will add approximately $243 million in annualized sales. The integration costs associated with these acquisitions are included in our full year earnings guidance.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2013 first quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales exceeding $13 billion in fiscal year 2012, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 60,000 people in 48 countries around the world. Parker has increased its annual dividends paid to shareholders for 56 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's web site at www.parker.com or its investor information web site at www.parker.com.

Notes on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders for the Aerospace segment.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated cost savings from business realignment activities; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2012		Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2012	2011

Net sales	$3,214,935	$3,233,881
Cost of sales	2,477,447	2,414,442
Gross profit	737,488	819,439
Selling, general and administrative expenses	381,122	386,466
Interest expense	23,509	23,221
Other (income), net	(3,201)	(1,833)
Income before income taxes	336,058	411,585
Income taxes	96,110	113,427
Net income	239,948	298,158
Less: Noncontrolling interests	207	1,140
Net income attributable to common shareholders	$239,741	$297,018

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.61	$1.95
Diluted earnings per share	$1.57	$1.91

Average shares outstanding during period - Basic	149,285,849	152,439,026
Average shares outstanding during period - Diluted	152,617,110	155,429,408

Cash dividends per common share	$0.41	$0.37

BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2012	2011
Net sales
Industrial:
North America	$1,266,047	$1,204,817
International	1,176,890	1,289,115
Aerospace	541,083	497,492
Climate & Industrial Controls	230,915	242,457
Total	$3,214,935	$3,233,881
Segment operating income

Industrial:
North America	$227,192	$223,227
International	151,771	208,219
Aerospace	61,898	68,637
Climate & Industrial Controls	21,710	19,792
Total segment operating income	462,571	519,875
Corporate general and administrative expenses	39,767	58,016
Income before interest expense and other	422,804	461,859
Interest expense	23,509	23,221
Other expense	63,237	27,053
Income before income taxes	$336,058	$411,585

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2012
CONSOLIDATED BALANCE SHEET
(Unaudited)	September 30,	June 30,	September 30,
(Dollars in thousands)	2012	2012	2011
Assets
Current assets:
Cash and cash equivalents	$436,131	$838,317	$424,354
Accounts receivable, net	1,982,590	1,992,284	1,881,303
Inventories	1,489,748	1,400,732	1,456,078
Prepaid expenses	161,123	137,429	93,597
Deferred income taxes	130,490	129,352	144,002
Total current assets	4,200,082	4,498,114	3,999,334
Plant and equipment, net	1,803,412	1,719,968	1,712,870
Goodwill	3,076,134	2,925,856	2,904,201
Intangible assets, net	1,193,815	1,095,218	1,115,900
Other assets	861,135	931,126	589,285
Total assets	$11,134,578	$11,170,282	$10,321,590

Liabilities and equity
Current liabilities:
Notes payable	$264,582	$225,589	$78,547
Accounts payable	1,162,797	1,194,684	1,120,339
Accrued liabilities	830,034	911,931	803,158
Accrued domestic and foreign taxes	109,052	153,809	233,665
Total current liabilities	2,366,465	2,486,013	2,235,709
Long-term debt	1,511,799	1,503,946	1,668,600
Pensions and other postretirement benefits	1,704,291	1,909,755	845,576
Deferred income taxes	112,532	88,091	149,022
Other liabilities	287,477	276,747	309,195
Shareholders' equity	5,141,124	4,896,515	5,017,264
Noncontrolling interests	10,890	9,215	96,224
Total liabilities and equity	$11,134,578	$11,170,282	$10,321,590

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2012
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2012	2011

Cash flows from operating activities:
Net income	$239,948	$298,158
Depreciation and amortization	81,172	84,832
Stock incentive plan compensation	31,261	27,898
Net change in receivables, inventories, and trade payables	(23,536)	(83,758)
Net change in other assets and liabilities	(389,688)	(11,761)
Other, net	53,872	(5,873)
Net cash (used in) provided by operating activities	(6,971)	309,496
Cash flows from investing activities:
Acquisitions (net of cash of $20,329 in 2012 and $5,899 in 2011)	(194,548)	(10,406)
Capital expenditures	(76,685)	(43,989)
Proceeds from sale of plant and equipment	8,645	5,660
Other, net	168	181
Net cash (used in) investing activities	(262,420)	(48,554)
Cash flows from financing activities:
Net payments for common stock activity	(72,530)	(290,940)
Acquisition of noncontrolling interests	—	(76,893)
Net payments for debt	(37,773)	(203)
Dividends	(61,365)	(63,004)
Net cash (used in) financing activities	(171,668)	(431,040)
Effect of exchange rate changes on cash	38,873	(63,014)
Net (decrease) in cash and cash equivalents	(402,186)	(233,112)
Cash and cash equivalents at beginning of period	838,317	657,466
Cash and cash equivalents at end of period	$436,131	$424,354